UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 14, 2014

PBF ENERGY INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35764	45-3763855
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Sylvan Way, Second Floor

Parsippany, New Jersey 07054

(Address of Principal Executive Offices, Zip Code)

Registrant’s telephone number, including area code: (973) 455-7500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On May 14, 2014, PBF Logistics LP (the “Partnership”), an indirect wholly-owned subsidiary of PBF Energy Inc. (“PBF Energy”), completed its initial public offering (the “Offering”) of 15,812,500 common units representing limited partner interests in the Partnership (“Common Units”). The material terms of the Offering are described in the prospectus dated May 8, 2014 (the “Prospectus”), filed by the Partnership with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering is registered with the Commission pursuant to a Registration Statement on Form S-1, as amended (File No. 333-195024).

Credit Facilities

On May 14, 2014, in connection with the closing of the Offering, the Partnership entered into agreements for a five-year, $275.0 million senior secured revolving credit facility (the “Revolving Credit Facility”) and a three-year, $300.0 million term loan facility (the “Term Loan”), each with Wells Fargo Bank, National Association, as administrative agent, and a syndicate of lenders.

The Revolving Credit Facility will be available to fund working capital, acquisitions, distributions and capital expenditures and for other general partnership purposes. The Partnership will also have the ability to increase the maximum amount of the Revolving Credit Facility by an aggregate amount of up to $325.0 million, to a total facility size of $600.0 million, subject to receiving increased commitments from lenders or other financial institutions and satisfaction of certain conditions. The Revolving Credit Facility includes a $25.0 million sublimit for standby letters of credit and a $25.0 million sublimit for swingline loans. Obligations under the Revolving Credit Facility and certain cash management and hedging obligations designated by the Partnership will be guaranteed by its restricted subsidiaries, and will be secured by a first priority lien on the Partnership’s assets (including the Partnership’s equity interests in Delaware City Terminaling) and those of the Partnership’s restricted subsidiaries other than excluded assets and a guaranty of collection from PBF Energy Company LLC (“PBF LLC”). The maturity date of the Revolving Credit Facility may be extended for one year on up to two occasions, subject to certain customary terms and conditions. Borrowings under the Revolving Credit Facility will bear interest either at Base Rate (as defined in the Revolving Credit Facility) plus an applicable margin ranging from 0.75% to 1.75%, or at LIBOR plus an applicable margin ranging from 1.75% to 2.75%. The applicable margin will vary based upon the Partnership’s Consolidated Total Leverage Ratio, as defined in the Revolving Credit Facility.

The Term Loan will be used to fund distributions to PBF LLC and the Term Loan will be guaranteed by a guaranty of collection from PBF LLC and secured at all times by cash, U.S. Treasury or other investment grade securities in an amount equal to or greater than the outstanding principal amount of the Term Loan. Borrowings under the Term Loan will bear interest either at Base Rate (as defined in the Term Loan), or at LIBOR plus an applicable margin equal to 0.25%.

The Revolving Credit Facility contains affirmative and negative covenants customary for revolving credit facilities of this nature that, among other things, limit or restrict the Partnership’s ability and the ability of its restricted subsidiaries to incur or guarantee debt, incur liens, make investments, make restricted payments, amend material contracts, engage in business activities, engage in mergers, consolidations and other organizational changes, sell, transfer or otherwise dispose of assets or enter into burdensome agreements or enter into transactions with affiliates on terms that are not arm’s length. The Term Loan contains affirmative and negative covenants customary for term loans of this nature that, among other things, limit the Partnership’s use of the proceeds and restrict the Partnership’s ability to incur liens and enter into burdensome agreements.

Additionally, the Partnership will be required to maintain the following financial ratios, each tested on a quarterly basis for the immediately preceding four quarter period then ended (or such shorter period as shall apply, the “Measurement Period”): (a) until such time as the Partnership obtains an investment grade credit rating, Consolidated Interest Coverage Ratio (as defined in the Revolving Credit Facility) of at least 2.50 to 1.00, (b) Consolidated Total Leverage Ratio of not greater than 4.00 to 1.00 (or 4.50 to 1.00 at any time after (i) the Partnership has issued at least $100 million of unsecured notes or (ii) without prejudice to clause (i), upon the consummation of a material permitted acquisition (as defined in the Revolving Credit Facility) and for two-hundred seventy days immediately thereafter (an “Increase Period”), if elected by the Partnership by written notice to the administrative agent given on or prior to the date of such acquisition, the maximum permitted ratio shall be increased by 0.50 to 1.00 above the otherwise relevant level (the “Step-Up”), provided that Increase Periods may not be successive unless the ratio has been complied with for at least one Measurement Period ending after such Increase Period (i.e., without giving effect to the Step-Up)) and (c) after the Partnership has issued at least $100 million of unsecured notes, Consolidated Senior Secured Leverage Ratio (as defined in the Revolving Credit Facility) of not greater than 3.50 to 1.00. The Revolving Credit Facility generally prohibits the Partnership from making cash distributions (subject to certain exceptions) except so long as no default or event of default exists or would be caused thereby, and only to the extent permitted by the Partnership’s partnership agreement, the Partnership may make cash distributions to unitholders up to the amount of the Partnership’s Available Cash (as defined in the Partnership’s partnership agreement).

The agreements contain events of default customary for transactions of their nature, including, but not limited to (and subject to grace periods in certain circumstances), the failure to pay any principal, interest or fees when due, failure to perform or observe any covenant contained in the Revolving Credit Facility or related documentation, any representation or warranty made in the agreements or related documentation being untrue in any material respect when made, default under certain material debt agreements, commencement of bankruptcy or other insolvency proceedings, certain changes in the Partnership’s ownership or the ownership or board composition of the General Partner and material judgments or orders. Upon the occurrence and during the continuation of an event of default under the agreements, the lenders may, among other things, terminate their commitments, declare any outstanding loans to be immediately due and payable and/or exercise remedies against the Partnership and the collateral as may be available to the lenders under the agreements and related documentation or applicable law.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Term Loan and the Revolving Credit Facility, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Guaranty of Term Loan and Revolving Credit Facility

On March 14, 2014, PBF LLC entered into a Guaranty of Collection (the “Guaranty”) in favor of (i) Wells Fargo Securities, LLC, as lender under the Term Loan and Wells Fargo Bank, National Association, as administrative agent, for the benefit of the lenders under the Term Loan and (ii) Wells Fargo Bank, National Association, as administrative agent, for the benefit of the lenders under the Revolving Credit Facility.

Pursuant to the Guaranty, PBF LLC guarantees the collection of the principal amount outstanding under the Term Loan and the obligations outstanding under the Revolving Credit Facility. PBF LLC’s obligation under the Guaranty is limited to an aggregate cap which is equal to the original principal amount advanced to the Partnership under the Term Loan.

PBF LLC is not required to make payments under the Guaranty unless and until (i) in the case of the Term Loan, (a) the Partnership has failed to make a principal payment on the Term Loan, (b) the obligations under the Term Loan have been accelerated, (c) all remedies of the applicable agent and lenders to collect the unpaid amounts due under the Term Loan, whether at law or equity, have been exhausted and (d) the applicable agent and lenders have failed to collect the full principal amount owing on the Term Loan and (ii) in the case of the Revolving Credit Facility, (a) the principal amount of the Term Loan has been paid in full, (b) the Partnership has failed to make a payment on the Revolving Credit Facility obligations, (c) the obligations under the Revolving Credit Facility have been accelerated and commitments terminated, (d) all remedies of the applicable agent and lenders to collect the unpaid amounts due under the Revolving Credit Facility, whether at law or equity, have been exhausted and (e) the applicable agent and lenders have failed to collect the full amount owing on the Revolving Credit Facility.

The foregoing description is qualified in its entirety by reference to the full text of the Guaranty, which is filed as Exhibit 10.3 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Revolving Credit Facility, Term Loan and Guaranty provided above under Item 1.01 is incorporated in this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Number	Description

10.1	Term Loan and Security Agreement, dated as of May 14, 2014.

10.2	Revolving Credit Agreement, dated as of May 14, 2014.

10.3	Guaranty of Collection, dated as of May 14, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 14, 2014	PBF Energy Inc.
(Registrant)
	By:	/s/ Jeffrey Dill
Name: Jeffrey Dill
Title: Senior Vice President, General Counsel

INDEX TO EXHIBITS

Number	Description

10.1	Term Loan and Security Agreement, dated as of May 14, 2014.

10.2	Revolving Credit Agreement, dated as of May 14, 2014.

10.3	Guaranty of Collection, dated as of May 14, 2014.